UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 3, 2009

FAIR ISAAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota		55402-3232
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	612-758-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           John S. McFarlane notified Fair Isaac Corporation, a Delaware corporation (the “Company”), of his decision not to stand for re-election to the Board of Directors of the Company at the upcoming 2010 annual meeting of the stockholders of the Company (the “Annual Meeting”).  Mr. McFarlane will serve until his term expires at the 2010 Annual Meeting.  Mr. McFarlane has served as a member of the Company’s Board of Directors since February 2009.  The Company’s Board of Directors has determined to include Mr. Rahul N. Merchant among the list of nominees that it will recommend for election to the Company’s Board of Directors in the Company’s proxy statement with respect to the 2010 Annual Meeting.  Mr. Merchant has been a partner at Exigen Capital, a private equity firm based in New York City, since 2009.  From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief Information Officer and Member of the Executive Committee at Fannie Mae.  Prior to joining Fannie Mae, Mr. Merchant was Senior Vice President and Chief Technology Officer at Merrill Lynch & Co. In this role, Mr. Merchant managed the global technology organization from 2000 until 2006.  Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner Bank.  Mr. Merchant also serves as a member of the Board of Directors at Sun Microsystems, Inc., Level 3 Communications, Inc., Collabera, Inc. and Netuitive, Inc.  Mr. Merchant holds a B.S. degree in Electrical Engineering from Bombay University, M.S. in Computer Science from Memphis University, and M.B.A. from Temple University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2009

FAIR ISAAC CORPORATION

	By:	/s/ Mark R. Scadina
	Name:	Mark R. Scadina
	Title:	Executive Vice President, General Counsel and Secretary